EXHIBIT 99.1

Per-Se Technologies 1145 Sanctuary Parkway Suite 200 Alpharetta, Georgia 30004 877/73PER-SE www.per-se.com

Per-Se Technologies, Inc. Stockholders Approve
Acquisition by McKesson Corporation
ALPHARETTA, GA — January 24, 2007 — Per-Se Technologies, Inc. (Nasdaq: PSTI) today announced that at the special meeting of stockholders held today, the stockholders of Per-Se have voted to adopt the previously announced merger agreement providing for the merger of Per-Se Technologies and a wholly-owned subsidiary of McKesson Corporation (NYSE: MCK). Approximately 99.9 percent of stockholders present and voting voted for the adoption of the merger agreement. The number of shares voting to adopt the merger agreement represents approximately 86.9 percent of the total number of shares outstanding and entitled to vote.
The proposed merger was announced on November 6, 2006 and is anticipated to close on Friday, January 26, 2007, subject to the satisfaction or waiver of all the closing conditions set forth in the merger agreement. Under the terms of the agreement, Per-Se stockholders will receive $28.00 per share in cash, without interest.
About Per-Se Technologies
Per-Se Technologies is the leader in Connective Healthcare solutions that help enable physicians, pharmacies and hospitals to achieve their income potential by creating an environment that streamlines and simplifies the complex administrative burden of providing healthcare. Per-Se’s Connective Healthcare solutions help reduce administrative expenses, increase revenue and accelerate the movement of funds to benefit providers, payers and patients. More information is available at www.per-se.com.
About McKesson
McKesson Corporation is a Fortune 16 healthcare services and information technology company dedicated to helping its customers deliver high-quality healthcare by reducing costs, streamlining processes and improving the quality and safety of patient care. Over the course of its 174-year history, McKesson has grown by providing pharmaceutical and medical-surgical supply management across the spectrum of care; healthcare information technology for hospitals, physicians, homecare and payors; hospital and retail pharmacy automation; and services for manufacturers and payors designed to improve outcomes for patients. For more information, visit www.mckesson.com.
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